Exhibit 99.1

Delisa Davis

RH Strategic Communications for Digimarc

202-585-0210

ddavis@rhstrategic.com

FOR IMMEDIATE RELEASE

Digimarc Announces Adjustment of Offer Price in L-1 Identity Solutions’ Tender Offer for Digimarc’s ID Systems Business

Total Cash Consideration to be Paid by L-1 Remains Unchanged at US $310 Million

BEAVERTON, OR. — July 17, 2008 - Digimarc Corporation (Nasdaq: DMRC) today announced that Digimarc and L-1 Identity Solutions (NYSE: ID) have amended their previously announced merger agreement to adjust the offer price to be paid by L-1 to stockholders of Digimarc in connection with tender offer related to L-1’s acquisition of Digimarc’s ID Systems business to $12.25 per share.  The adjusted offer price is based on the number of shares of Digimarc common stock expected to be outstanding at the expiration of the tender offer, including shares of Digimarc common stock expected to be issued upon exercise of Digimarc stock options.  L-1 will file amended tender offer documents to reflect this one-time adjustment to the offer price.

As previously announced, in addition to the $12.25 per share cash consideration offered by L-1 to Digimarc stockholders, in the contemplated spin-off of Digimarc’s digital watermarking business, Digimarc stockholders will receive shares in DMRC Corporation, which will hold the digital watermarking business and Digimarc’s cash as of the completion of the spin-off.  The acquisition of Digimarc’s ID Systems business has been approved by the respective Boards of Directors of L-1 and Digimarc.

The adjusted offer price does not change the total cash consideration to be paid by L-1 for 100% of the issued and outstanding capital stock of Digimarc, which remains at US $310 million. In connection with the adjustment of the offer price, Digimarc and L-1 also agreed that if the aggregate price paid to Digimarc stockholders for 100% of the issued and outstanding capital stock of Digimarc exceeds US $310 million, then DMRC Corporation will pay L-1 a cash amount equal to the excess at the closing of the merger.  Conversely, if the aggregate price paid is less than US $310 million, then Digimarc, as a wholly-owned subsidiary of L-1, will pay DMRC Corporation a cash amount equal to the shortfall at the closing of the merger.

About Digimarc

Digimarc Corporation (NASDAQ:DMRC), based in Beaverton, Oregon, is a leading supplier of secure identity and media management solutions. Digimarc provides products and services that enable the annual production of more than 60 million personal identification documents, including ID solutions for more than 25 countries. Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with more than 360 issued U.S. patents with more than 7,500 claims, and more than 500 pending U.S. and foreign patent applications in digital watermarking, personal identification and related technologies. The Company is headquartered in Beaverton, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; and the Washington DC area; and international offices in London and Mexico. Please go to www.digimarc.com for more company information.

Forward-Looking Statements

With the exception of historical information contained in this release, the matters described herein contain certain “forward-looking statements.”  Such forward-looking statements are statements of management’s opinion and are subject to certain assumptions, risks, uncertainties and changes in circumstances.  Actual results may vary materially from those expressed or implied from the statements herein or from historical results, due to changes in economic, business, competitive, technological and/or regulatory factors.  For instance, although Digimarc and L-1 have signed an agreement for Digimarc to spin off its digital watermarking business, for L-1 to complete a tender offer for shares of Digimarc common stock, and for a subsidiary of L-1 to merge with and into Digimarc, there is no assurance that the proposed spin-off, tender offer or merger will be completed in a timely manner or at all.  More detailed information about risk factors that may affect actual results is set forth in filings by Digimarc with the Securities and Exchange Commission on Forms 10-K and 10-Q, including but not limited to those described in Digimarc’s form 10-K for the year ended December 31, 2007.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release.  Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities.  The tender offer by L-1 is being made pursuant to a tender offer statement and related materials.  Digimarc stockholders are advised to read the tender offer statement and related materials, which have been filed by L-1 with the SEC.  The tender offer statement (including the Offer to Purchase, letter of transmittal and related tender offer documents) filed by L-1 with the SEC and the solicitation/recommendation statement filed by Digimarc with the SEC contain important information which should be read carefully before any decision is made with respect to the tender offer.  The tender offer statement and the solicitation/recommendation statement have been mailed to all Digimarc stockholders of record.

The tender offer statement and related materials may be obtained at no charge by directing a request by mail to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or by calling (212) 750-5833, and may also be obtained at no charge at www.l1id.com and www.digimarc.com and the website maintained by the SEC at http://www.sec.gov.

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